Exhibit 12.1

Condensed Financial Information of Registrant

For the Years Ended December 31, 2001, 2002 and 2003

The Financial Statement Schedule I reflects financial data for the existing parent company of Lazard LLC and does not reflect financial data of the registrant, Lazard Ltd. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

Lazard LLC:

We have audited the consolidated financial statements of Lazard LLC and subsidiaries (the “Company”) as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, and have issued our report thereon dated December 16, 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    Deloitte & Touche LLP

New York, New York

December 16, 2004

LAZARD LLC

(parent company only)

CONDENSED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2002 AND 2003

(in thousands)

	December 31,
	2002	2003
ASSETS:
Cash and cash equivalents	$11,850	$6,441
Investments in subsidiaries, equity basis	749,024	685,357
Due from subsidiaries	3,651	327
Long-term investments	20,331	8,227
Other assets	2,038	2,025

Total assets	$786,894	$702,377

LIABILITIES AND MEMBERS’ EQUITY:
Due to subsidiaries	$—	$56,035
Other liabilities	37,983	10,617
Mandatorily redeemable preferred stock	100,000	100,000

Total liabilities	137,983	166,652

Commitments and contingencies
Members’ equity (Including $4,722 and $49,777 of accumulated other comprehensive income (loss), net of tax)	648,911	535,725

Total liabilities and members’ equity	$786,894	$702,377

See notes to condensed financial statements.

LAZARD LLC

(parent company only)

CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(in thousands)

	Years Ended December 31,
	2001	2002	2003
REVENUE:
Equity in earnings of subsidiaries	$310,761	$300,976	$258,916
Trading gains and losses—net	527	(213)	(1,847)
Investment gains (losses), non-trading—net	(865)	4,657	1,365
Interest income	1,828	383	86
Other	628	179	—

Total revenue	312,879	305,982	258,520
Interest expense	6,460	8,205	8,226

Net revenue	306,419	297,777	250,294

OPERATING EXPENSES:
Professional fees	487	291	(236)
Other	155	39	147

Total operating expenses	642	330	(89)

NET INCOME ALLOCABLE TO MEMBERS	$305,777	$297,447	$250,383

See notes to condensed financial statements.

LAZARD LLC

(parent company only)

CONDENSED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(in thousands)

	Years Ended December 31,
	2001	2002	2003
Cash flows from operating activities:
Net income allocable to Members	$305,777	$297,447	$250,383
Adjustments to reconcile net income allocable to Members to net cash provided by operating activities—
Noncash transactions in net income allocable to Members:
Unremitted earnings of subsidiaries	(310,761)	(300,976)	(258,916)
Dividends received from subsidiaries	469,293	329,968	340,155
Changes in operating assets and liabilities	(56,614)	70,286	44,110

Net cash provided by operating activities	407,695	396,725	375,732

Cash flows from investing activities—Capital contributed to subsidiaries	(35,000)	—	—

Cash flows from financing activities:
Distributions to Members and capital withdrawals, net of issuance of interests to LAM Members in 2003 of $27,483 relating to formation of LAM	(474,158)	(395,017)	(381,141)
Issuance of mandatorily redeemable preferred stock	100,000	—	—

Net cash used in financing activities	(374,158)	(395,017)	(381,141)

Increase (decrease) in cash and cash equivalents	(1,463)	1,708	(5,409)
Cash and cash equivalents, beginning of the year	11,605	10,142	11,850

Cash and cash equivalents, end of the year	$10,142	$11,850	$6,441

See notes to condensed financial statements.

LAZARD LLC

(parent company only)

CONDENSED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(in thousands)

	Capital and Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Total Members’ Equity
BALANCE—January 1, 2001	$910,140	$(21,358)	$888,782

Comprehensive income (loss):
Net income allocable to Members	305,777	—	305,777
Other comprehensive income—net of tax:
Currency translation adjustments	—	(12,388)	(12,388)
Minimum pension liability adjustments	—	(3,316)	(3,316)

Comprehensive income (loss)	305,777	(15,704)	290,073

Distributions and withdrawals to Members	(474,158)	—	(474,158)

BALANCE—December 31, 2001	741,759	(37,062)	704,697

Comprehensive income (loss):
Net income allocable to Members	297,447	—	297,447
Other comprehensive income—net of tax:
Currency translation adjustments	—	46,923	46,923
Minimum pension liability adjustments	—	(5,139)	(5,139)

Comprehensive income (loss)	297,447	41,784	339,231

Distributions and withdrawals to Members	(395,017)	—	(395,017)

BALANCE—December 31, 2002	644,189	4,722	648,911

Comprehensive income (loss):
Net income allocable to Members	250,383	—	250,383
Other comprehensive income—net of tax:
Currency translation adjustments	—	51,042	51,042
Minimum pension liability adjustments	—	(5,987)	(5,987)

Comprehensive income (loss)	250,383	45,055	295,438

Distributions and withdrawals to Members	(408,624)	—	(408,624)

BALANCE—December 31, 2003	$485,948	$49,777	$535,725

See notes to condensed financial statements.

LAZARD LLC

(parent company only)

NOTES TO CONDENSED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2001, 2002 AND 2003

(dollars in thousands, unless otherwise noted)

1.    BASIS OF PRESENTATION

The accompanying condensed financial statements (the “Parent Company Financial Statements”), including the notes thereto, should be read in conjunction with the consolidated financial statements of Lazard LLC and subsidiaries (“the Company”) and the notes thereto.

The Parent Company Financial Statements for the years ended December 31, 2001, 2002 and 2003 are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the disclosures in the condensed financial statements. Management believes that the estimates utilized in the preparation of the condensed financial statements are reasonable. Actual results could differ materially from these estimates.

The Parent Company Financial Statements include investments in subsidiaries, accounted for under the equity method.

2.    MANDATORILY REDEEMABLE PREFERRED STOCK

In 2001, the Company issued mandatorily redeemable preferred stock (“Class C Preferred Interests”) for an aggregate amount of $100,000. The Class C Preferred Interests are subject to mandatory redemption by the Company in March 2011 and, prior to such date, are redeemable in whole or in part, at the Company’s option. The Class C Preferred Interests are entitled to receive distributions out of the profits of the Company at a rate of 8% per annum, which distributions must be paid prior to any distributions of profits to holders of any other existing class of interests in the Company. Unpaid distributions on the Class C Preferred Interests accrue but are not compounded. Upon liquidation of the Company, the Class C Preferred Interests rank senior to Members’ equity. Interest expense on mandatorily redeemable preferred stock for the years ended December 31, 2001, 2002 and 2003 of $6,312, $8,000 and $8,000, respectively, is included in interest expense on the accompanying condensed statements of income.

3.    COMMITMENTS

The Company has agreements relating to future minimum distributions to certain Members of $186,223 through 2008. Such agreements are cancelable under certain circumstances.